                                                                    EXHIBIT 12.1
                                                                    ------------

              COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES


                          Period from
                           inception                                                                    Nine          Nine
                           (July 27,       Year        Nine-months        Year          Year           Months        Months
                           1993)  to       ended          ended           ended         ended           ended         ended
                           March 31,     March 31,     December 31,     December       December       September      September
                            1994           1995           1995          31, 1996       31, 1997       30, 1997       30, 1998
                          -----------    ---------     ------------     --------      ---------      -----------     ---------
Income (loss)
before income taxes......    $(140)       $(1,866)       $(3,974)       (13,364)      $(22,986)        (16,943)       (26,895)

Fixed charges (1)........      --            22             --             77           1,240             82           4,288

Total earnings plus
fixed charges............     (140)       (1,844)         (3,974)       (13,557)       (21,746)        (16,861)       (22,607)

Fixed charges (1)........      --            22             --             77           1,240             82           4,288

Ratio of earnings to
fixed charges (2)........      --            --             --             --             --              --             --


(1) Fixed charges consist of interest expense incurred and the portion of rental expense under operating leases deemed by the Company to be representative of the interest factor.

(2) Earnings were inadequate to cover fixed charges by $1,844,000, $13,557,000, $21,746,000, $16,861,000 and $22,607,000 for the year ended March 31, 1995,
December 31, 1996 and 1997, and for the nine months ended September 30, 1997 and 1998, respectively. The Company had no fixed charges during the period from inception (July 27, 1993) through March 31, 1994 and the nine months ended December 31, 1995.